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                                                                   EXHIBIT 11.1

EMCARE HOLDINGS INC.

COMPUTATION OF NET INCOME PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
                                                                              ------------------------
                                                                               1996     1995     1994
                                                                              ------   ------   ------
Primary and Fully Diluted:

Weighted average number of common shares outstanding during ...............    8,142    7,830    4,965
Weighted average shares issuable upon exercise of outstanding stock options
   using the "treasury stock" method (1) ..................................      389      421      173
                                                                              ------   ------   ------

Weighted average shares outstanding (2) ...................................    8,531    8,251    5,138
                                                                              ======   ======   ======

Income (loss) before extraordinary charge .................................   $5,425   $8,693   $4,569
                                                                              ======   ======   ======
Net income (loss) .........................................................   $5,425   $8,693   $3,372
                                                                              ======   ======   ======

     Income (loss) per share before extraordinary charge ..................   $ 0.64   $ 1.05   $ 0.89
                                                                              ======   ======   ======

     Net income (loss) per share ..........................................   $ 0.64   $ 1.05   $ 0.73
                                                                              ======   ======   ======

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(1) Exercise of the options is not assumed until the market price of the stock is above the exercise price for substantially all of three consecutive months.
(2) All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.